Exhibit 3.2

ADVISORSHARES
Innovation. Transparency. Diversification.

July 21, 2009

VIA E-MAIL & OVERNIGHT DELIVERY

Fund.Com Inc.
14 Wall Street
20th Floor
New York, New York 10005 Attention: Gregory Webster

Re: Achievement of Milestone A – SEC Exemptive Order

Dear Mr. Webster:

I am writing on behalf of AdvisorShares Investment, LLC (the "Company"), in connection with that certain Purchase and Contribution Agreement (the "Purchase Agreement"), dated as of October 31, 2008, between the Company and Fund.com Inc. ("Fund.com"). As you know, the Company received notice of approval of its application for exemptive relief from the Securities and Exchange Commission (the "SEC") on December 23, 2008. On the date hereof, the Company received the SEC's Exemptive Order regarding the approval of the application of the Company and AdvisorShares Trust for exemptive relief (a copy of the order is attached hereto). It is the Company's position that Milestone A (as defined in the Purchase Agreement) has been met. As such, pursuant to Section 1.2(d) of the Purchase Agreement, within 30 days following this written notice Fund.com is required to effect payment to the Company in the amount of $1,000,000.

We believe this is an important achievement for the Company and we look forward to continuing to grow the business of the Company in partnership with Fund.com.

Very truly yours,

AdvisorShares Investments, LLC

By:	/s/ Noah Hamman
Name: Noah Hamman
Title: Chief Executive Officer

cc:	Ron Fleming
David Nichols

 202.684.6383
3 Bethesda Metro Center • Suite 700 • Bethesda, MD 20814
www.advisorshares.com